Exhibit 99.1

For Immediate Release:	For further information, contact:
Jaime F. Brito
ir@mariner-energy.com
(713) 954-5558

Mariner Energy Reports Third Quarter 2007 Results
Houston, TX — November 8, 2007, Mariner Energy, Inc. (NYSE: ME) today announced third-quarter 2007 net income of $22.5 million, compared to $36.4 million (including a non-cash hedging gain of $4.5 million) for the third quarter 2006. Net income in the third quarter 2007 includes non-recurring expenses relating to Mariner’s 2006 Gulf of Mexico acquisition from Forest Oil Corporation of $2.7 million and a non-cash loss related to hedge ineffectiveness under FAS 133 of $0.4 million. Basic and fully-diluted earnings per share (EPS) for the third quarter 2007 were $0.26, compared to $0.43 ($0.03 of which represented a non-cash hedging gain) for each measure in the third quarter 2006. Cash flows from operations for the nine-month period ended September 30, 2007 was $437.4 million, compared to $325.0 million for the same period in 2006, an increase of 35%.
For the third quarter 2007, Mariner reported net production of 23.2 billion cubic feet equivalents of natural gas (Bcfe), compared to 22.7 Bcfe for the third quarter 2006. Total natural gas net production was 15.5 billion cubic feet (Bcf), compared to 16.1 Bcf for the third quarter 2006. Total oil net production was 0.99 million barrels (MMBbls), compared to 0.91 MMBbls in the third quarter 2006. Natural gas liquids (NGL) net production was 0.29 MMBbls, compared to 0.18 MMBbls in the third quarter 2006.
Delays during the quarter in executing recompletions and initiating first production from new projects in the Gulf of Mexico resulted in the deferral of significant production affecting the second half of 2007. As a result, Mariner has revised its 2007 full-year production guidance to approximately 100 Bcfe.
Scott D. Josey, Mariner’s Chief Executive Officer, elaborated on the results: “While frustrating, the production delays experienced in the third quarter do not overshadow Mariner’s impressive 24% year-over-year production growth. We have numerous new projects with significant production potential — including our Bass Lite and Northwest Nansen deepwater projects — set to commence production over the next 90 days. Production from these new projects, combined with deferred production from the second half of 2007, should position Mariner for continued strong production growth in 2008.”
Third quarter 2007 total revenues were $196.5 million, compared to $190.5 million for third quarter 2006. Settlements under Mariner’s hedge positions resulted in a gain of $11.5 million in the third quarter 2007, compared to a gain of $3.5 million in the third quarter 2006. For the third quarter 2007, Mariner’s average realized natural gas price, including the effects of hedging, was $7.18 per thousand cubic feet (Mcf), compared to $7.48/Mcf for the same period last year. Mariner’s average realized oil price, including the effects of hedging, was $70.68 per barrel (Bbl) for the third quarter 2007, compared to $65.25/Bbl last year. The third-quarter 2007 average realized NGL price was $49.02/Bbl, compared to $53.12/Bbl in the year ago quarter. In the third quarter 2007, natural gas comprised 57% of total revenues, compared to 63% in the third quarter 2006.

OPERATIONAL UPDATE
Offshore — Mariner drilled five offshore wells in the third quarter 2007, two of which were successful. Information regarding the successful wells is shown below:

		Working	Water Depth
Well Name	Operator	Interest	(Ft)	Location
Sabine Pass 8#1	Mariner	57%	40	Conventional Shelf
Viosca Knoll 917#1ST1	Noble	15%	4,370	Deepwater
As of September 30, 2007, two offshore wells were drilling.
Onshore — In the third quarter of 2007, Mariner drilled 33 development wells in West Texas, all of which were successful. As of September 30, 2007, Mariner had five rigs operating on its West Texas properties.
Mariner expanded its acreage position in West Texas through three separate transactions involving an aggregate of 8,400 net acres. The acreage contains an estimated 200 drilling locations with Spraberry, Wolfberry, Dean and Fusselman reserve potential estimated at 19 million barrels of oil equivalent (MMBoe) net to Mariner’s interest. Including the acreage acquired in these transactions, Mariner’s current net acreage position in West Texas stands at approximately 44,400 net acres, up from 31,800 reported as of year end 2006.
Subsequent to the third quarter, Mariner completed its 150-well drilling commitment under its 2005 Tamarack acquisition. Mariner satisfied the commitment achieving a 100% success rate and earning an approximate 38% working interest in approximately 33,000 gross acres in the Spraberry trend in Reagan County, West Texas.
Mariner’s capital expenditures for the periods ended September 30, 2007 and September 30, 2006 are summarized below:
Capital Expenditures
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(Dollars in Millions)		(Dollars in Millions)
Oil and Natural Gas Exploration	$28.9	$29.1	$145.4	$169.1
Oil and Natural Gas Development	111.1	137.0	337.5	262.9
Acquisitions/Dispositions/Other	2.9	74.0	8.1	83.0

Total Capital Expenditures	$142.9	$240.1	$491.0	$515.0

Mariner anticipates that total capital expenditures for 2007 will range between $660 million and $730 million (excluding hurricane expenditures). The total amount of capital expenditures will be determined primarily by the extent to which the $66.6 million of leases with respect to which Mariner was apparent high bidder at the October 2007 MMS Lease Sale 205 are awarded before year end. Additional factors include Mariner’s election to accelerate drilling of its Sofia prospect at East Breaks 414 and its expansion initiative in West Texas.
CONFERENCE CALL TO DISCUSS RESULTS
Mariner has scheduled a conference call to review third quarter 2007 results on November 9, 2007, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). To participate in the call, callers in the United States and Canada can dial (866) 356-4441. International callers can dial (617) 597-5396. The conference pass code for both numbers is 20013868.
The call will also be webcast live over the internet and can be accessed through the Investor Relations’ Webcasts and Presentations section of Mariner’s website at http://www.mariner-energy.com.

IMPORTANT INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS AND OTHER DISCLOSURES
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Mariner assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future, including our guidance estimates, are forward-looking statements. Our forward-looking statements are generally accompanied by words such as “may”, “estimate”, “project”, “predict”, “believe”, “expect”, “anticipate”, “potential”, “plan”, “goal”, or other words that convey the uncertainty of future events or outcomes. The forward-looking statements provided in this press release are based on the current belief of Mariner based on currently available information as to the outcome and timing of future events and assumptions that Mariner believes are reasonable. Mariner cautions that its forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development, production and sale of oil and natural gas. These risks include, but are not limited to, price volatility or inflation, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks described in the Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and other documents filed by Mariner with the Securities and Exchange Commission (SEC). Any of these factors could cause the actual results and plans of Mariner to differ materially from those in the forward-looking statements. Investors are urged to read the Annual Report on Form 10-K for the year ended December 31, 2006 and other documents filed by Mariner with the SEC.
The SEC has generally permitted oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Mariner uses the terms “probable,” “possible” and “non-proved” reserves, reserve “potential” or “upside” or other descriptions of volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC’s guidelines may prohibit it from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by the company.
This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities of Mariner.
About Mariner Energy, Inc.
Mariner Energy, Inc. is an independent oil and gas exploration, development and production company headquartered in Houston, Texas, with principal operations in the Gulf of Mexico and West Texas. For more information about Mariner, please visit its website at www.mariner-energy.com.
For further information, contact:
Jaime F. Brito, Director, Investor Relations
ir@mariner-energy.com
(713) 954-5558

COMPARATIVE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2007 AND 2006
MARINER ENERGY, INC.
SELECTED OPERATIONAL RESULTS
(Unaudited)
Net Production, Realized Pricing and Operating Costs

	Three Months Ended
	September 30,
	2007	2006
Net Production:
Natural gas (Bcf)	15.5	16.1
Oil (MMBbls)	0.99	0.91
Natural gas liquids (MMBbls)	0.29	0.18
Natural gas equivalents (Bcfe)	23.2	22.7

Realized Prices (including the effects of hedging)
Gas ($/Mcf)	$7.18	$7.48
Oil ($/Bbl)	70.68	65.25
Natural gas liquids ($/Bbl)	49.02	53.12

Operating Costs per Mcfe
Lease operating expense	$1.51	$1.27
Severance and ad valorem taxes	0.13	0.10
Transportation expense	0.10	0.08
General and administrative expense	0.41	0.33
Depreciation, depletion and amortization	3.93	3.63
Commencing January 1, 2007, revenues, production and realized prices associated with natural gas liquids are reported separately. In addition, the corresponding prior year amounts have been reclassified to conform to current year presentation.

COMPARATIVE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2007 AND 2006
(In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended
	September 30,
	2007	2006
Revenues:
Oil	$69,842	$59,427
Natural gas	111,455	120,546
Natural gas liquids	14,317	9,715
Other revenues	870	778

Total revenues	196,484	190,466
Expenses:
Lease operating expense	35,066	28,744
Severance and ad valorem taxes	3,085	2,262
Transportation expense	2,215	1,754
General and administrative expense	9,572	7,577
Depreciation, depletion and amortization	91,136	82,416

Total expenses	141,074	122,753

OPERATING INCOME	55,410	67,713
Other Income (Expense):
Interest income	475	237
Interest expense, net of capitalized amounts	(14,003)	(11,724)
Other	(4,214)	—

Income before taxes	37,668	56,226
Provision for income taxes	(15,140)	(19,836)

NET INCOME	$22,528	$36,390

Earnings per share:
Net income per share-basic	$0.26	$0.43
Net income per share-diluted	$0.26	$0.43

Weighted average shares outstanding-basic	85,702	85,493
Weighted average shares outstanding-diluted	85,964	85,581
Commencing January 1, 2007, revenues, production and realized prices associated with natural gas liquids are reported separately. In addition, the corresponding prior year amounts have been reclassified to conform to current year presentation.

MARINER ENERGY, INC.
BALANCE SHEET
(In Thousands)
(Unaudited)

	September 30,	December 31,
	2007	2006
Current Assets:
Cash and cash equivalents	$5,582	$9,579
Receivables	165,318	149,692
Insurance receivables	27,926	61,001
Derivative assets	22,246	54,488
Prepaid seismic	20,209	20,835
Prepaid expenses and other	24,806	12,846

Total Current Assets	266,087	308,441

Property and equipment (net)	2,197,409	2,012,062
Restricted cash	—	31,830
Goodwill	288,504	288,504
Derivative assets	1,596	17,153
Insurance receivable	60,215	—
Other assets, net of amortization	21,523	22,163

TOTAL ASSETS	$2,835,334	$2,680,153

Current Liabilities:
Accounts payable	$4,498	$1,822
Accrued liabilities	113,657	74,880
Accrued capital costs	129,879	99,028
Deferred income tax	2,850	26,857
Derivative liabilities	2,925	—
Abandonment liability	31,136	29,660
Accrued interest	21,607	7,480

Total Current Liabilities	306,552	239,727

Long-Term Liabilities:
Abandonment liability	169,776	188,310
Derivative liabilities	6,686	—
Deferred income tax	315,146	262,888
Long-term debt, bank credit facility	33,000	354,000
Long-term debt, senior unsecured notes	600,000	300,000
Other long-term liabilities	37,624	32,637

Total Long-Term Liabilities	1,162,232	1,137,835

Stockholders’ Equity:
Common stock and additional paid in capital	1,049,050	1,043,932
Accumulated other comprehensive income	8,245	43,097
Accumulated retained earnings	309,255	215,562

Total Stockholders’ Equity	1,366,550	1,302,591

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,835,334	$2,680,153

MARINER ENERGY, INC.
SELECTED CASH FLOW INFORMATION
(In Thousands)
(Unaudited)

	Nine Months Ended September 30,
	2007	2006
Cash flows from operations	$437,363	$325,002
Changes in operating assets and liabilities	(34,909)	(152,213)

Net Cash Provided by Operating Activities	$402,454	$172,789

Net Cash Used in Investing Activities	$(377,993)	$(423,466)

Net Cash (Used in) / Provided by Financing Activities	$(28,458)	$250,995

(Decrease) / Increase in Cash and Cash Equivalents	$(3,997)	$318